Exhibit 23(4)


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         We consent to the use in the Form AC of Madison First Federal Savings and Loan Association and in the Form S-1 filed by River Valley Bancorp with the SEC, of our report dated January 28, 1994, on the Financial Statements of Citizens National Bank of Madison.



                          .
Alexander X. Kuhn & Co.
Oakbrook Terrace, Illinois
November 7, 1996